EXHIBIT 10.7(t)
GERALD L. BAKER
RETIREMENT AGREEMENT

           This Agreement is made by and between Gerald L. Baker ("Mr. Baker" or "you") and First Horizon National Corporation, its predecessors, successors, assigns, subsidiaries, parents, affiliates, and their respective directors, officers, employees and agents, attorneys and representatives, both past, present, or future ("the Company"). This arrangement is offered in recognition of your years of service with the Company and is accompanied with the Company's hope that it will assist you during the transition period that follows.

           You acknowledge that you have had more than 21 days to evaluate this Agreement. After signing this Agreement, you have seven days during which you may revoke your decision.

The elements of the retirement agreement are these:

1.           Agreement:

           Your signature at the conclusion of this document represents your knowing and voluntary acceptance of this Agreement. You acknowledge that you have not been pressured in any way to sign this Agreement and that you have executed it of your own free will. This Agreement should be returned to Kenneth Bottoms, 300 Court Avenue, Sixth Floor, Memphis, Tennessee 38103, after you have fully executed it.  By its execution of this Agreement, the Company acknowledges and confirms that the appropriate committee of its Board of Directors or other administrative body has approved of your normal retirement as of December 31, 2008 for purposes of applying the benefits you are otherwise entitled to under applicable plans (including those referenced in Sections 2 and 6 of this Agreement) and that nothing herein shall be considered in a manner which adversely affects any benefits, or the amount thereof, to which you are or may otherwise be entitled under applicable plans.

2.           Consideration:

           In consideration of your release as set forth below and your retirement on December 31, 2008, the Company will provide you with the following. You acknowledge that you are not otherwise entitled to the consideration listed in this Section.  In the event of your death prior to the payment of any of the amounts set forth in this Section, your entitlement to such consideration will not be adversely affected and any payments for which a beneficiary has not already been designated will be paid to your estate.

(i)           Restricted Stock

36,797 shares of restricted stock will vest on your retirement date of December 31, 2008.  Shares will be withheld for taxes unless prohibited by plan requirements.

(ii)          2008 Performance Restricted Stock Grant

The 115,000 shares of performance restricted stock granted in February, 2008 will vest on an un-prorated basis following your retirement, but only if the earnings per share performance target previously established by the Compensation Committee is achieved during the performance period.

3.           Confidentiality and Non-Disclosure:

           In order to protect the legitimate interests of the Company, and its subsidiaries, you agree that you will not disclose to others at any time in the future, whether directly or indirectly, any information relating to the Company's business plans or other confidential business information and/or trade secrets of the Company which you received or to which you were given access during your employment with the Company; provided, however, the obligations set forth in this sentence will expire on December 31, 2010.  If such information is required to be produced by law, court order or governmental authority, you must promptly notify the Company of that obligation.  You may not produce or disclose any such information until the Company has (a) requested protection from the court or other legal or governmental authority issuing the process and the request has been denied or pending action on the request you subsequently have been ordered to produce or disclose such information, (b) consented in writing to such production or disclosure, or (c) taken no action to protect its interest within ten (10) business days (or such shorter period required by order of a court or other legal or governmental authority) after receipt of your notice.

           If any part of this Agreement is knowingly violated by you in any material respect, then you will be responsible for repayment of all sums paid to you pursuant to paragraph 2 of this agreement, in addition to all enforcement costs including, but not limited to reasonable attorney's fees.

4.           Release and Waiver:

           In consideration for the payments and benefits described in paragraph 2 above, and other good and valuable consideration, the receipt of which you acknowledge by your signature in the space provided below, but subject to the provisions of paragraph 6 of the Agreement, you do, for yourself, your heirs, personal representatives, agents and assigns, fully, absolutely, and unconditionally release, acquit and forever discharge the Company, and any and all of its predecessors, successors, assigns, subsidiaries, parents, affiliates, and their respective directors, officers, employees and agents, attorneys and representatives, both past, present, or future, from any and all claims, losses, demands, liabilities, causes of action, fees (including attorney's fees), compensation, back pay and/or front pay, employment or re-employment and any other benefits, obligation or liability of any kind, known or unknown, whether heretofore asserted or unasserted, including but not limited to all causes of action arising out of or in any way related to your employment by the Company, or your separation, whether arising out of or related to Title VII of the Civil Rights Act of 1964, as amended ("Title VII"); the Civil Rights Act of 1991; the Sarbanes-Oxley Act; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967, as amended, (the "ADEA"), the Family and Medical Leave Act ("FMLA"), the Fair Labor Standards Act ("FLSA"), the Tennessee Human Rights Act, Tennessee Code Annotated section 4-21-101 et seq, and Tennessee Code Annotated 8-50-103 (Employment of the Handicapped), and any other federal or state, local, or city statute, code, ordinance, rule, regulation, or common law governing, controlling or otherwise dealing with employment, employment discrimination or equal employment opportunity, unemployment compensation, employment termination, or otherwise all causes of action occurring from the beginning of time to the date of this Agreement.

Notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing herein is intended to affect any obligation the Company may have to indemnify you, hold you harmless or advance to you or pay expenses in accordance with the Company’s Bylaws or any individual indemnity agreement in place at the time of this Agreement, and it is agreed that nothing in this Agreement will be construed as a waiver by you of any such rights.

5.           Acknowledgment of OWBPA Compliance:

           Because this Agreement includes a release and waiver as to claims under the Age Discrimination in Employment Act, your signature below acknowledges that it complies with the Older Workers Benefit Protection Act ("OWBPA") of 1990 and further acknowledges that you confirm, understand and agree to the terms and conditions of this Agreement; that these terms are written in lay persons terms, and that you have been fully advised of your right to seek the advice of an attorney, as well as tax advisors to review this Agreement. You acknowledge receiving not less than twenty one (21) calendar days in which to consider this Agreement to ensure that your execution of this Agreement is knowing and voluntary. In signing below, you expressly acknowledge that you have been afforded at least twenty-one (21) days to consider this Agreement and that your execution of same is with full knowledge of the consequences thereof and is of your own free will. By signing on the date below, if less than twenty-one (21) days, you voluntarily elect to forgo waiting twenty-one (21) full days. You agree that any change, material or immaterial, to the terms of this Agreement does not restart the running of the twenty-one (21) day period.

6.           Other Benefits:

           Your right to benefits under all other plans of the Company is not affected by your signature to this Agreement.  This includes your qualified pension benefit, Pension Restoration Plan benefit, 401k benefit, executive survivor benefit, post-retirement medical benefits and any deferred compensation arrangements.  Your first non-qualified pension benefit will begin on the first pay period beginning 6 months following your retirement date. You will be eligible for an annual bonus for the 2008 plan year in the same amount that you would have received if you had not retired.  You will also be eligible for a pro-rata payment of the Performance Stock Units (PSUs) that you received in 2007, paid at the same time that other participants in the plan receive their payments. You will continue to be eligible for financial counseling through the end of 2009 and tax preparation for the 2009 tax year. As provided under the plan, your management stock options will expire the earlier of the original expiration date or the third anniversary of your retirement date.  Deferral stock options will expire the earlier of the original expiration date or the fifth anniversary of your retirement date.

7.           Non-Competition, Non-Solicitation, Non-Disparagement and Non-Interference

For a period of two (2) years following the termination of your employment with the Company, you agree that:

A.
Non-Competition: You will not directly or indirectly engage as an owner, employer, employee, director principal agent or otherwise, with any company engaged in a similar line of business in competition with the Company.

B.
Non-Solicitation:  You will not, without the express written approval of the Company, directly or indirectly, on behalf of yourself or for others, solicit or contact in any manner (with the intent of providing any service or product competitive with any service or product which is provided at the time of such contact by the Company) any customer of the Company with whom you had actual contact while employed by the Company.

C.
Non-Disparagement:  The Company and  you jointly agree that neither will participate in, assist in, nor encourage any activity or efforts to damage the business or personal reputations of the other, and that neither will attempt to adversely affect the other’s relationships with employees, customers, business partners, or other individuals or entities.

D.	Non-Interference: You will not directly or indirectly induce or encourage:
(i) any employee or contractor of the Company to leave his/her position to seek employment or association with any person or entity other than the Company; or
(ii) any dealer, supplier or customer of the Company to modify or terminate any relationship, whether or not evidenced by a written contract, with the Company.

You acknowledge and agree that the restrictions set forth in paragraph 7 hereof are reasonable and necessary for the protection of Company business and goodwill.  You further agree that if you breach or threaten to breach any of your obligations in this Agreement, the Company in addition to any other remedies available to it under the law may obtain specific performance and/or injunctive relief against you to prevent such continued or threatened breach.  You also acknowledge and agree that the Company shall be reimbursed by you for all attorneys’ fees and costs incurred by it in enforcing any of its right or remedies under this section or any other provision of the Agreement.

8.           Right of Revocation:

           Your signature also acknowledges that, in compliance  with the OWBPA mentioned above, you have been fully advised by the Company of your right to revoke and nullify this release and Agreement, which right must be exercised if at all, within seven (7) days of the date of your signature. Any revocation of this agreement must be in writing, addressed to First Tennessee Bank, attention John Daniel, Employee Services Division, 300 Court Avenue, Sixth Floor, Memphis, Tennessee 38103. The Company must be notified within the foregoing seven day period. This agreement will not become effective or enforceable until the expiration of the seven day period.  In the event the company enters a merger or other change-in-control agreement after you sign this release and Agreement, you will not be eligible for change-in-control severance benefits under your current change-in-control agreement.

9.           Return of Documents:

           By your signature, you acknowledge and confirm that you will return to the Company any and all documents belonging to it, as well as any other property which belongs to it, and that no such documents or materials or property will be retained by you.

10.         Binding Effect:

           Upon your signing this Agreement, and after the expiration of seven (7) days, it will become effective and is binding upon you and the Company and their respective successors, assigns, heirs and personal representatives, as is discussed in paragraph 4 above.

11.         Severability:

           A finding that any provision of this Agreement is void or unenforceable shall not affect the validity or enforceability of any other provisions of this Agreement.

12.         Drafting:

           This Agreement is a product of negotiations between the parties and in construing the provisions of this Agreement, no inference or presumption shall be drawn against either party on the basis of which party or their attorneys drafted this Agreement.

13.         Captions:

           The captions to the various paragraphs of this Agreement are for convenience only and are not part of this Agreement.

14.         Sole Agreement:

           By your signature, you also confirm that the only consideration for your signing this Agreement are the terms set forth within it, and that no other promise or agreement of any kind has been made to you by the Company or anyone acting by, for, or on its behalf.

           YOU ALSO AFFIRM THAT YOU HAVE BEEN FREE TO DISCUSS THIS MATTER PRIVATELY AND THOROUGHLY WITH A FINANCIAL COUNSELOR AND AN ATTORNEY OF YOUR CHOICE AND THAT YOU FULLY UNDERSTAND THE MEANING AND INTENT OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ITS FINAL AND BINDING EFFECT.

           This Agreement covers in detail each and every element of the retirement agreement agreed upon between you and the Company. Your signature in the space provided below will confirm that you have had an unhurried opportunity to carefully read and review this Agreement and seek advice with respect to its content, and that you fully understand its meaning in all respects.
           This Agreement may be enforced by the parties in any state or federal court of competent jurisdiction.
           This Agreement is signed in duplicate originals at First Tennessee Bank in Memphis, Tennessee.

I HAVE READ THE FOREGOING AGREEMENT, HAVE HAD A REASONABLE AND ADEQUATE OPPORTUNITY TO REVIEW IT, AND FULLY UNDERSTAND AND VOLUNTARILY SIGN THE SAME.

/s/Gerald L. Baker Gerald L. Baker	July 31, 2008 Date
Witnessed by: /s/ Pam Bramuchi Notary of the State of Tennessee First Horizon National Corporation	My Commission Expires: January 10, 2012 [text of notary seal set forth below] PAM BRAMUCHI STATE OF TENNESSEE NOTARY PUBLIC SHELBY COUNTY
By: /s/ John Daniel John Daniel Executive Vice President and Human Resources Manager	8-1-2008 Date